                                                            EXHIBIT 99.7(v)(iii)


                               AMENDMENT NO. 3 TO

         AUTOMATIC REINSURANCE AGREEMENT NO. 2000-14, DATED MAY 1, 2000

                                     between

            THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA
                                (CEDING COMPANY)

                                       and

                AXA CORPORATE SOLUTIONS LIFE REINSURANCE COMPANY
                                   (REINSURER)

Effective as of the dates shown below, this Amendment is hereby attached to and becomes a part of the above-described Reinsurance Agreement. It is mutually agreed that:

      1. Venture Vantage contracts issued from May 1, 2000 through July 31, 2000 and which subsequently elect to add the Enhanced Optional Death Benefit described in Schedule A, will not be reinsured under this Agreement. Reinsurance for these contracts will be provided under Agreement No. 2000-21, effective August 15, 2000.

      2. Effective January 29, 2001, the REINSURER agrees to cover, under the terms of this Agreement, policies with rider election changes that occur within 60 days of the contract issue date, as described in Schedule A, Paragraph B.

      3. Effective January 29, 2001, a rate adjustment factor shall be added to the premium calculation described in Article V, applicable in the event that the MNAR on a reinsured policy exceeds the individual life liability limit stipulated under this Agreement.

      4. Effective January 29, 2001, the GMDB asset-based minimum, maximum and guaranteed reinsurance premiums are hereby revised for all new Venture Vantage contracts issued on or after the effective date shown herein. Note that Reinsurance Premiums for Venture Strategy contracts continue unchanged.

      5. Effective January 29, 2001, the Guaranteed Earnings Multiplier (GEM) death benefit rider is hereby added as a covered product hereunder.

      6. Effective January 29, 2001, Spousal Continuances are hereby added as covered elections during the new business term of this Agreement and under the terms described herein.

      7. Effective January 29, 2001, the minimum premium provisions of this Agreement described in Article V, Paragraph K, now apply in combination with the minimum premium provisions of the complementary living benefits agreement, No. 2001-41, as well as the reinsurance agreements known as 2001-41NY, 2001-47 and 2001-48.

      8. Effective May 1, 2000, the CEDING COMPANY and the REINSURER agree to expand Article XVII to include:

            a. provision allowing the CEDING COMPANY to assign the reinsurance under this Agreement to another entity within the CEDING COMPANY's corporate family, and

            b.    Parties to the Agreement language.

      9. Effective January 15, 2002, the annual step rider reinsured hereunder, BR002.99 is hereby replaced by rider BR010.00 which has pro-rata withdrawal reductions.



To effect these changes, the following provisions of this Agreement are hereby amended and replaced by the versions of each attached to this Amendment:

      -     ARTICLE II, COMMENCEMENT AND TERMINATION OF LIABILITY

      -     ARTICLE IV, NET AMOUNT AT RISK

      -     ARTICLE V, REINSURANCE PREMIUMS

      -     ARTICLE VI, REINSURANCE ADMINISTRATION

      -     ARTICLE XVII, MISCELLANEOUS

      -     SCHEDULE A, PLANS OF REINSURANCE

      -     SCHEDULE C, DATA LAYOUT (PAGE 2)

      -     EXHIBIT II, REINSURANCE PREMIUMS

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment, and it is subject otherwise to all the terms and conditions of the Reinsurance Agreement together with all Amendments and supplements thereto.


THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA

By:        _______________________________________________
Date:_______________________
              David Libbey, Vice President and CFO

Attest:   _______________________________________________
              Marc Costantini, Vice President



AXA CORPORATE SOLUTIONS LIFE REINSURANCE COMPANY

By:        _______________________________________________
Date:_______________________
              Michael W. Pado, President

By:        _______________________________________________
              Dina Greenbaum, Assistant Vice President

Attest:   _______________________________________________
              Julia Cornely, Assistant Vice President

                                   ARTICLE II

                    COMMENCEMENT AND TERMINATION OF LIABILITY


A. On reinsurance ceded under the terms of this Agreement, the liability of the REINSURER shall commence simultaneously with that of the CEDING COMPANY. The liability under this Agreement will terminate either in accordance with the Duration of Agreement provisions of this Agreement as stated in Article XX, or, for an individual contract, upon the earliest of the following occurrences defined in the contract(s) reinsured hereunder:

      1.    the date the owner elects to annuitize;

      2.    surrender or termination of the contract;

      3. full withdrawal, including 1035 exchanges and qualified transfers when the CEDING COMPANY terminates the contract and releases the proceeds to the contract owner, beneficiary, annuitant or new carrier;

      4. the death of the owner or annuitant where such death triggers the payment of a contractual death benefit except when spousal continuance has been elected during the new business term of this Agreement as defined in Article XX, Paragraph B. On spousal continuance election the REINSURER's liability will be terminated upon death of the spouse;

      5. attainment of the maximum annuitization age or attained age 95, if earlier;

      6. the first day of the month following a withdrawal that causes the Account Value of the contract to fall below one-thousand-five-hundred dollars ($1,500). Once reinsurance coverage ends for a specific contract, it cannot be reinstated under this Agreement. This Paragraph C.6. applies only to contracts for which the GMDB is reduced dollar-for-dollar for withdrawals.

B. The REINSURER shall be liable to reimburse claims only on those deaths where the date of death is on or after May 1, 2000, in accordance with
      Article VII.

                                   ARTICLE IV

                               NET AMOUNT AT RISK


A. The MNAR (Mortality Net Amount at Risk) for each variable annuity contract reinsured hereunder shall be equal to the following:

      MNAR (Mortality Net Amount at Risk) = VNAR + VSCNAR + FSCNAR + EEMNAR where:

      - VNAR (Variable Net Amount at Risk) = Maximum (a, b) multiplied by the quota-share percentage (defined in Schedule A) where:

                   a = (Contractual Death Benefit - Account Value) b = 0

      - VSCNAR (Variable Surrender Charge Net Amount at Risk) = (Surrender Charges allocated to Variable Account) multiplied by the quota-share percentage

      - FSCNAR (Fixed Surrender Charge Net Amount at Risk) = (Surrender Charges allocated to Fixed Account) multiplied by the quota-share percentage

      - The surrender charge will be allocated to the Variable Account and the Fixed Account in proportion to the Variable Account value and the Fixed Account value at the end of the month.

      - EEMNAR (Earnings Enhancement Mortality Net Amount at Risk) = X% * Max (a, b) multiplied by the quota-share percentage where:

            X % varies by issue age as described under the GEM Death Benefit Reinsured section of Schedule A

            a  =  (Account Value - Net Purchase Payments) but no greater than
                  Net Purchase Payments

            b  =  0

B.    Spousal Continuances (as described in Schedule A)

      The REINSURER will reimburse the CEDING COMPANY for its quota share of the FSCNAR + VSCNAR realized upon death consistent with the manner in which the CEDING COMPANY waives the surrender charges when death benefit is paid out.

      Also covered under this Agreement are surrender charges arising from additional premium deposits contributed by the spouse to the contract on or after the spousal continuance date.

      In no event will the REINSURER reimburse surrender charges arising from the same premium deposits more than once.

C. The death benefit and the surrender charges will be as described in the variable annuity contract forms specified in Schedule A.

                                    ARTICLE V

                              REINSURANCE PREMIUMS


A. The total reinsurance premium is equal to the sum of the variable account reinsurance premium, the fixed account reinsurance premium and the GEM Rider, if elected, reinsurance premium.

B. The fixed account reinsurance premium is a monthly YRT rate which is applied to the average FSCNAR over the reporting period on a life-by-life basis, and is equal to one-twelfth (1/12th) of one-hundred percent (100%) of the 1994 Variable Annuity MGDB Mortality Table (Exhibit I) which is the 1994 GAM Basic Table increased by ten percent (10%) for margins and contingencies, without projection.

C. The variable account reinsurance premium is a monthly YRT rate which is applied to the average (VNAR + VSCNAR) over the reporting period on a life-by-life basis, and is equal to one-twelfth (1/12th) of one-hundred percent (100%) of the 1994 Variable Annuity MGDB Mortality Table (Exhibit
      I) which is the 1994 GAM Basic Table increased by ten percent (10%) for margins and contingencies, without projection. The reinsurance premium is subject to minimum and maximum asset-based premium rate levels which vary by issue age and cumulative deposits.

D. The minimum asset-based premium rates shall be applied to the greater of the average aggregate GMDB value minus the average aggregate fixed account value, and the average aggregate variable account value in force over the reporting period multiplied by the quota-share percentage reinsured by the REINSURER. The reporting period is assumed to be monthly.

E. The maximum asset-based premium rates shall be applied to the greater of the average aggregate GMDB and average aggregate total account value in force over the reporting period multiplied by the quota-share percentage reinsured by the REINSURER. The reporting period is assumed to be monthly.

F. The GEM Rider asset-based premium rates shall be applied to the average aggregate account value in force with the GEM Rider over the reporting period multiplied by the quota-share percentage reinsured by the REINSURER.

G. The annualized reinsurance premium rates are shown in Exhibit II and are expressed in terms of basis points. In practice, they shall be applied on a monthly basis by utilizing one-twelfth (1/12th) of the annualized rates.

H. Once cumulative deposits reach four-million dollars ($4,000,000), a contract enters the larger size reinsurance premium structure shown in
      Exhibit II and remains there for the duration of coverage.

I. When the MNAR (excluding EEMNAR) for an individual life exceeds the applicable individual life liability limit described in Article I, all YRT premiums, as described in Paragraph B and Paragraph C of this Article, shall be reduced by the ratio of the applicable individual life liability limit to the total MNAR (excluding EEMNAR) for that life.

                        ARTICLE V - REINSURANCE PREMIUMS

                                   (continued)

J. The YRT rate and the minimum/maximum asset-based premium rates shall be based on the oldest person of a multiple life status.

K. The total reinsurance premium due and payable in the first month shall at least equal one-thousand-five-hundred dollars ($1,500). Thereafter, the minimum reinsurance premium that is due and payable shall increase by one-thousand-two-hundred dollars ($1,200) for each month after the first month until it reaches seven-thousand-five-hundred dollars ($7,500) six months after the Effective Date of this Agreement. The total reinsurance premium that is due and payable in any month thereafter shall be at least seven-thousand-five-hundred dollars ($7,500). The minimum premium provisions of this Agreement shall be applied in combination with the minimum premium provisions of the complementary living benefits agreement, No. 2001-41, as well as Agreement 2001-41NY, Agreement No. 2001-47, and Agreement No. 2001-48.

L. For Spousal Continuances, the new reinsurance premium rate applied shall be based off the attained age of the surviving spouse at the time of election of spousal continuance.

M. The reinsurance premium structure described above shall remain in effect as long as the death benefit design, contract fees (excluding investment fees which are subject to provisions of Article XV, Contract and Program Changes), mortality and expense charges, administration fees and surrender charges in effect at the inception of this Agreement remain unchanged.

N.    Premium Recalculation:

      1. If the CEDING COMPANY is unable to offer the Enhanced Benefit before August 1, 2000, for Venture Vantage, or before June 1, 2000 for Venture Strategy, but does offer it before January 1, 2001, the REINSURER will provide coverage under this Agreement but reserves the right to recalculate the reinsurance premiums applicable to this benefit. The recalculated premiums may not increase above 20% of the values shown in Exhibit II.

      2. The CEDING COMPANY must notify the REINSURER at least two weeks prior to the scheduled rollout date of the Enhanced Benefit in order for the REINSURER to determine final prices for the Enhanced Benefit.

                                   ARTICLE VI

                           REINSURANCE ADMINISTRATION

A. Within thirty (30) days of the end of each calendar month, the CEDING COMPANY will furnish the REINSURER with a seriatim electronic report as detailed in Schedule C, for each contract specified in Schedule A, valued as of the last day of that month. The CEDING COMPANY will also provide separate reports for the smaller contractholders (i.e., <$4 million) and the larger contractholders (i.e., $4 million or more)

B. Additionally, within thirty (30) days of the end of each calendar month, the CEDING COMPANY will furnish the REINSURER with a separate Summary Statement containing the following:

      1. reinsurance premiums due to the REINSURER separate for each premium class as shown in Exhibit II

      2. benefit claim reimbursements due to the CEDING COMPANY in total and broken down by VNAR, VSCNAR and FSCNAR and EEMNAR, and

      3.    month end date for the period covered by the Summary Statement.

C. Payments between the CEDING COMPANY and the REINSURER shall be paid net of any amount due and unpaid under this Agreement. If the net balance is due to the REINSURER, the amount due shall be remitted with the Summary Statement, but no later than thirty (30) days from the month end date for the period covered by the Summary Statement. If the net balance is due to the CEDING COMPANY, the REINSURER shall remit the amount to the CEDING COMPANY within ten (10) days of receipt of the SUMMARY STATEMENT.

D. Furthermore, the REINSURER will use the summary data in Schedule C to calculate and monitor its maximum annual aggregate VNAR liability throughout the calendar year. Upon the receipt of the final report for the calendar year, the REINSURER will "true-up" benefit claim reimbursements, if necessary, from the prior calendar year.

E.    Other

      1. The REINSURER reserves the right to charge interest [if (a) or (b) below occur] based on the ninety (90) day Federal Government Treasury Bill as first published by the Wall Street Journal in the month following the end of the billing period plus fifty (50) basis points. The method of calculation shall be simple interest (360-day year) and applied as follows:

            (a) if premiums are not paid within sixty (60) days of the due date shown on the statement

            (b) if premiums for first year business are not paid within one-hundred-eighty (180) days of the effective date of the policy

      2. If claims are not paid within sixty (60) days of the REINSURER's receipt of satisfactory proof of claim liability, the CEDING COMPANY reserves the right to charge interest, based on the ninety (90) day Federal Government Treasury Bill as first published by the Wall Street Journal in the month following the end of the billing period plus fifty (50) basis points. The method of calculation shall be simple interest (360-day year).

                     ARTICLE VI - REINSURANCE ADMINISTRATION
                                   (continued)

      3. The REINSURER will have the right to terminate this Agreement when premium payments are more than ninety (90) days past due by giving ninety (90) days' written notice of termination to the CEDING COMPANY. As of the close of the last day of this ninety (90) day notice period, the REINSURER's liability for all risks reinsured associated with the defaulted premiums under this Agreement will terminate. The first day of the ninety (90) day notice of termination will be the day the notice is received in the mail by the CEDING COMPANY or if the mail is not used, the day it is delivered to the CEDING COMPANY. If all premiums in default are received within the ninety (90) day time period, the Agreement will remain in effect.

                                  ARTICLE XVII

                                  MISCELLANEOUS


A. This Agreement shall constitute the entire Agreement between the parties with respect to business reinsured hereunder. There is no understanding between the parties other than as expressed in this Agreement and any change or modification of this Agreement shall be null and void unless made by Amendment to the Agreement and signed by both parties.

B. Any notice or communication given pursuant to this Reinsurance Agreement must be in writing and 1) delivered personally, 2) sent by facsimile or other similar transmission to a number specified in writing by the recipient, 3) delivered by overnight express, or 4) sent by Registered or Certified Mail, Postage Prepaid, Return Receipt Requested, as follows:

      If to CEDING COMPANY:  The Manufacturers Life Insurance Company
                             of North America
                             500 Boylston Street, Suite 400
                             Boston, MA 02116-3739
                             Attn: Chief Financial Officer

     If to the REINSURER:   AXA Corporate Solutions Life Reinsurance Company
                            17 State Street, 32nd Floor
                            New York, NY 10004
                            Attn: Life Reinsurance Treaty Officer

      All notices and other communications required or permitted under this Reinsurance Agreement that are addressed as provided in this Section will
      1) if delivered personally or by overnight express, be deemed given upon delivery; 2) if delivered by facsimile transmission or other similar transmission, be deemed given when electronically confirmed, and 3) if sent by Registered or Certified mail, be deemed given when marked Postage Prepaid by the sender's terminal. Any party from time-to-time may change its address, but no such notice of change will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

C. This Agreement shall be binding to the parties and their respective successors and permitted assignees. This Agreement may not be assigned by either party without the written consent of the other. Such consent shall not be unreasonably withheld. It is understood that the CEDING COMPANY, as of the writing of this Agreement, is contemplating an internal consolidation of its business that could result in the assignment of this Agreement to another entity within the CEDING COMPANY's corporate family. Said assignment shall be considered approved by the REINSURER.

D. This Agreement is an indemnity reinsurance agreement solely between the CEDING COMPANY and the REINSURER. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between the REINSURER and the annuitant, owner, beneficiary or any other party under any contracts of the CEDING COMPANY which may be reinsured hereunder. The CEDING COMPANY shall be and remain solely liable to such parties under such contracts reinsured hereunder.

                                   SCHEDULE A

                              PLANS OF REINSURANCE


A.    Quota-Share Percentage: 100%


B.    Issue Dates:

      - Policies issued on or after May 1, 2000 (except policies issued between May 1, 2000 and July 31, 2000 and that subsequently elect to add the Enhanced Benefits described under Paragraph C, will be covered under Agreement No. 2000-21).

      - Contractholders may, at their sole discretion, elect, revoke or make changes to their contract within sixty (60) days (hereinafter known as the 60-day window) of the contract issue date. The election or termination of any optional rider within the 60-day window will be retroactive to date of issue, and will be covered under this Agreement. All reinsurance premiums and claims will be trued up accordingly. The CEDING COMPANY will identify the policies covered under the 60-day window by submitting policyholder information on a separate data form. The CEDING COMPANY does not plan to market or develop a program highlighting this 60-day window. (Note: A maximum of 15% of contracts reported in any month will be covered under the 60-day window for contracts that have passed their statutory free-look period. There will be no limit for contracts that are still within their statutory free-look period.)


C.    GMDB Reinsured:

      - Venture Vantage Basic Benefit for issue ages 0-80: One-time 9-year ratchet, frozen thereafter and reduced for withdrawals on a dollar-for-dollar basis

      - Venture Vantage Enhanced Benefit (for Rider No. BR002.99) for issue ages 0-80: Annual ratchet to attained age 80; frozen thereafter and reduced for withdrawals on a dollar-for-dollar basis

      - Venture Vantage Enhanced Benefit (for Rider No. BR010.00) for issue ages 0-80: Annual ratchet to attained age 80; frozen thereafter and reduced proportionately for withdrawals

      - Venture Strategy Basic Benefit for issue ages 0-85: Return of Net Considerations reduced proportionately for withdrawals

      - Venture Strategy Enhanced Benefit for issue ages 0-80: Annual ratchet to attained age 80; frozen thereafter and reduced proportionately for withdrawals

                                   SCHEDULE A

                              PLANS OF REINSURANCE
                                   (continued)



D.    Guaranteed Earnings Multiplier (GEM) Death Benefit Reinsured:

            The REINSURER shall reinsure the net amount at risk (EEMNAR) associated with the GEM death benefit rider. The GEM rider provides an additional death benefit equal to 40% of the contract earnings for issue ages 0 - 69 and equal to 25% of the contract earnings for issue ages 70 - 80. The maximum GEM benefit is equal to the applicable 40% or 25% of net purchase payments.

E.    Spousal Continuances:

            A Spousal Continuation occurs if the deceased owner's spouse is the beneficiary. The surviving spouse continues the contract (including any optional benefits if these benefits had been elected by the deceased owner) as the new owner (referred to as a spousal continuation). In such a case, the distribution rules applicable when a contract owner dies will apply when the spouse, as the owner, dies. In addition, a death benefit will be paid upon the death of the spouse. For purposes of calculating the Death Benefit payable upon the death of the surviving spouse, the death benefit paid upon the first owner's death will be treated as a payment to the contract. In addition, all payments made and all amounts deducted in connection with partial withdrawals prior to the date of the first owner's death will not be considered in determination of the Death Benefit. In determination of the Death Benefit, the Anniversary Values for all prior Contract Anniversaries will be set to zero as of the date of the first owner's death.

            The REINSURER agrees to cover Spousal Continuances that occur during the new business term of this Agreement, and will treat them as new issues to the extent that, at time of continuance, the attained age of the surviving spouse satisfies the issue age restrictions and benefit limitations under the Related Contracts covered by this Agreement.



F.    Related Contracts:

      - Venture Vantage VA (policy forms: Venture.015, Venture.015.97, Venture.016, Venture.017)

      - Venture Strategy VA (policy forms: Venture.025, Venture.026, Venture.025.00, Venture.027)

      -     GEM Rider Form No. BR009.00 and BR009.00G (added as of January 29,
            2001)

                                   SCHEDULE C

                     REQUIRED DATA AND SUGGESTED DATA LAYOUT
                                  (Page 2 of 3)

FIELD DESCRIPTION                                    COMMENTS
GMDB/EEB SECTION (If applicable)
--------------------------------
Mortality Risk Definition Indicator                  AV = VNAR; CV = VNAR + SCNAR
Death Claim Trigger                                  A = Annuitant, O = Owner, 1 = 1st to die, 2 = 2nd to die
                                                     (e.g., A2 = payable upon death of second of joint annuitants)
Current Ratchet Value                                If Applicable
Current Reset Value                                  If Applicable
Current Rollup Value                                 If Applicable
Current Return of Premium Value                      If Applicable

Minimum Guaranteed Death Benefit
Contract Death Benefit                               Greater of Account Value and Minimum Guaranteed Death Benefit
Effective Date of the Rider
Account Value as of the Effective Date
of the Rider
Mortality Risk            VNAR                       Max [Contractual Death Benefit - Account Value), 0]
                         SCNAR                       Surrender Charge, if applicable
                        EEMNAR                       T%(AV less Net Purchase Payments), if applicable
Earnings                                             AV less Net Purchase Payments
Earnings Cap                                         If Applicable
Tax Percentage                                       If Applicable


GMIB SECTION (If applicable)
----------------------------
GMIB Indicator                                       Y = benefit elected, N = benefit not elected, NA = not applicable
Income Benefit Elected                               01 = option 1, 02 = option 2, etc.
Expiration of Waiting Period                         YYYYMMDD
GMIB Annuitization Date                              YYYYMMDD - actual date
Most Recent GMIB Step-up / Reset Date                YYYYMMDD, if applicable
Cancellation Date                                    YYYYMMDD, if applicable
Pricing Cohort Indicator
IBB Amount
GMIB IBNAR Amount                                    Calculated using an individual life annuity form with 10
                                                     years certain
Treasury Rate                                        Used in IBNAR calculation


GMAB SECTION (If applicable)
----------------------------
GMAB Indicator                                       Y = benefit elected, N = benefit not elected, NA = not applicable
Accumulation Benefit Elected                         01 = option 1, 02 = option 2, etc.
Maturity Date                                        YYYYMMDD
Most Recent GMAB Step-up / Rollover Date             YYYYMMDD, if applicable
Cancellation Date                                    YYYYMMDD, if applicable
Pricing Cohort Indicator
GMAB Guaranteed Value                                Current Value
GMAB NAR                                             Max [ (GMAB Guaranteed Value - Account Value) , 0]

Account Value                                        Current total value
Surrender Charge                                     If reinsured
Cumulative Deposits                                  Total premiums
Cumulative Withdrawals                               Total withdrawals
Net Purchase Payments                                Total premiums less total withdrawals (proportional
                                                     adjustment)
Deposits made in quarter of death                    dollar value
Quota Share reinsured                                percentage

                                   EXHIBIT II

                              REINSURANCE PREMIUMS


     FOR VENTURE VANTAGE CONTRACTS EFFECTIVE JANUARY 29, 2001 AND THEREAFTER
     -----------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
FOR CONTRACTS WITH CUMULATIVE DEPOSITS                    Reinsurance Premiums                 Guaranteed
less than $4 MILLION:
-----------------------------------------------------------------------------------------------------------------
                                                      Issue Ages         Minimum         Maximum*          Maximum
                                                      ----------         -------         --------          -------
One-time 9-Year Ratchet                                   0-49            3.50            6.25              13.50
                                                         50-59            7.50           13.50              29.00
                                                         60-69           15.00           27.00              56.00
                                                         70-80           31.00           56.00             114.00

Annual Ratchet                                            0-49            6.75           12.25              26.50
                                                         50-59           12.00           23.50              49.00
                                                         60-69           21.00           40.75              83.50
                                                         70-80           38.00           71.75             145.00
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
FOR CONTRACTS WITH CUMULATIVE DEPOSITS                    Reinsurance Premiums                 Guaranteed
greater than or equal to $4 MILLION:
-----------------------------------------------------------------------------------------------------------------
                                                      Issue Ages        Minimum         Maximum*          Maximum
                                                      ----------        -------         --------          -------
One-time 9-Year Ratchet                                   0-49            3.50            8.00              18.00
                                                         50-59            7.50           17.50              37.00
                                                         60-69           15.00           35.00              72.00
                                                         70-80           31.00           72.00             146.00

Annual Ratchet                                            0-49            6.75           17.00              36.00
                                                         50-59           12.00           33.00              68.00
                                                         60-69           21.00           57.00             116.00
                                                         70-80           38.00          100.00             202.00
-----------------------------------------------------------------------------------------------------------------


                                                      Continued on next page....

                                   EXHIBIT II

                              REINSURANCE PREMIUMS
                                   (Continued)


  FOR VENTURE VANTAGE CONTRACTS EFFECTIVE MAY 1, 2000 THROUGH JANUARY 28, 2001
  ----------------------------------------------------------------------------

FOR CONTRACTS WITH CUMULATIVE DEPOSITS less than $4 MILLION:

-------------------------------------------------------------------------------------------------------------------
FOR CONTRACTS WITH CUMULATIVE DEPOSITS                  Reinsurance Premiums                  Guaranteed
less than $4 MILLION:
-------------------------------------------------------------------------------------------------------------------
                                                      Issue Ages         Minimum         Maximum*          Maximum
                                                      ----------         -------         --------          -------
One-time 9-Year Ratchet                                   0-49            3.50            6.25              13.50
                                                         50-59            7.75           13.50              29.00
                                                         60-69           15.50           27.00              56.00
                                                         70-80           32.00           56.00             114.00

Annual Ratchet                                            0-49            7.50           13.00              28.00
                                                         50-59           14.75           25.50              53.00
                                                         60-69           25.25           43.75              89.50
                                                         70-80           44.50           77.50             157.00
-------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------
FOR CONTRACTS WITH CUMULATIVE DEPOSITS                     Reinsurance Premiums                 Guaranteed
greater than or equal to $4 MILLION:
-------------------------------------------------------------------------------------------------------------------
                                                      Issue Ages         Minimum         Maximum*          Maximum
                                                      ----------         -------         --------          -------
One-time 9-Year Ratchet                                   0-49            3.50            8.00              18.00
                                                         50-59            7.75           17.50              37.00
                                                         60-69           15.50           35.00              72.00
                                                         70-80           32.00           72.00             146.00

Annual Ratchet                                            0-49            7.50           17.00              36.00
                                                         50-59           14.75           33.00              68.00
                                                         60-69           25.25           57.00             116.00
                                                         70-80           44.50          100.00             202.00
-------------------------------------------------------------------------------------------------------------------

                                                      Continued on next page....

                                   EXHIBIT II

                              REINSURANCE PREMIUMS
                                   (Continued)

       FOR VENTURE STRATEGY CONTRACTS EFFECTIVE MAY 1, 2000 AND THEREAFTER
       -------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------
FOR CONTRACTS WITH CUMULATIVE DEPOSITS                  Reinsurance Premiums                  Guaranteed
less than $4 MILLION:
-------------------------------------------------------------------------------------------------------------------
                                                      Issue Ages         Minimum         Maximum*          Maximum
                                                      ----------         -------         --------          -------
Return of Net Considerations                              0-49            1.75            3.00               7.00
                                                         50-59            3.25            5.50              13.00
                                                         60-69            6.75           11.75              25.50
                                                         70-80           16.00           28.00              58.00
                                                         80-85           26.00           45.50              93.00

Annual Ratchet                                            0-49            6.75           12.00              26.00
                                                         50-59           11.50           20.00              42.00
                                                         60-69           17.00           29.75              61.50
                                                         70-80           25.50           45.50              93.00
-------------------------------------------------------------------------------------------------------------------



-------------------------------------------------------------------------------------------------------------------
FOR CONTRACTS WITH CUMULATIVE DEPOSITS                     Reinsurance Premiums                 Guaranteed
greater than or equal to $4 MILLION:
-------------------------------------------------------------------------------------------------------------------
                                                      Issue Ages         Minimum         Maximum*          Maximum
                                                      ----------         -------         --------          -------
Return of Net Considerations                              0-49            1.75            4.00              10.00
                                                         50-59            3.25            7.25              16.50
                                                         60-69            6.75           15.25              32.50
                                                         70-80           16.00           36.00              74.00
                                                         80-85           26.00           58.50             119.00

Annual Ratchet                                            0-49            6.75           15.25              32.50
                                                         50-59           11.50           26.00              54.00
                                                         60-69           17.00           38.25              78.50
                                                         70-80           25.50           57.50             117.00
-------------------------------------------------------------------------------------------------------------------

                                                      Continued on next page....

                                   EXHIBIT II

                              REINSURANCE PREMIUMS
                                   (Continued)

             FOR CONTRACTS EFFECTIVE JANUARY 29, 2001 AND THEREAFTER
             -------------------------------------------------------

-------------------------------------------------------------------------------
GEM RIDER                                     Reinsurance            Guaranteed
-------------------------------------------------------------------------------
                             Issue Ages        Premiums*              Maximum
                             ----------                               -------
                                 0-49            5.50                  11.00
                                50-59           11.75                  24.50
                                60-69           22.00                  45.00
                                70-80           27.00                  56.00
-------------------------------------------------------------------------------


*The current maximum premium rate (or in the case of the GEM Rider, the current Reinsurance Premium rate) shall be in effect for a minimum of twenty (20) years from the Effective Date of this Reinsurance Agreement. Thereafter, it may be increased based on expected experience but not beyond the stated guaranteed maximum rates shown.